UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2013

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(a)           On April 11, 2013, we received a written notice of deficiency from The Nasdaq Stock Market (“Nasdaq”) on account of our failure to comply with Nasdaq’s Marketplace Rule 5550(b)(2) requiring us to maintain a $35 million minimum Market Value of Listed Securities (“MVLS”) for our common stock.  The Nasdaq notification has no immediate effect on the listing of our common stock.  We have 180 calendar days (i.e., until October 8, 2013) to regain compliance with the Rule.  If prior to that date, we achieve a MVLS for our common stock of $35 million or more for at least 10 consecutive business days, Nasdaq will provide written notification that we have achieved compliance with the Rule.  If we cannot demonstrate compliance with the Rule by October 8, 2013, Nasdaq may notify us of its intent to delist our common stock.  In this case, we can appeal any delisting determination by the Nasdaq staff to a Nasdaq Hearings Panel.

Nasdaq also advised us in its letter that we do not meet the requirements under Nasdaq Marketplace Rule 5550(b)(1), which requires maintenance of $2.5 million of stockholders’ equity, and Rule 5550(b)(3), which requires net income from continuing operations of $500,000 or more in 2012 or in two of the three years 2010, 2011 and 2012.  However, Nasdaq did not advise us that our failure to meet those Rules subjects us to potential delisting.

Under Rule 5550, we can regain compliance and avoid the potential for delisting of our common stock by satisfying any one of the MVLS test, the minimum equity test or the minimum net income test.  We will continue to monitor the MVLS for our common stock and consider various options available to us if our common stock does not trade at a level that is likely to regain compliance within the requisite grace period.  We also will consider raising additional equity capital to bolster our stockholders’ equity.

We issued a press release on April 17, 2013 to disclose our receipt of the Nasdaq letter.  We have attached a copy of the press release as Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated April 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: April 17, 2013                                                  By:        /s/ JENNIFER CROW
Jennifer Crow
Chief Financial Officer